Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2022 THIRD QUARTER RESULTS

Adjacent Market Business Segment Marks Quarterly Revenue Record

Houston, Texas – August 9, 2022 – Geospace Technologies (NASDAQ: GEOS) today announced results for the third quarter and nine-month period ended June 30, 2022. For the three-months ended June 30, 2022, Geospace Technologies (the “Company”) reported revenue of $20.7 million versus $23.1 million for the comparable year-ago quarter. Net loss for the three-months ended June 30, 2022 was $6.6 million, or $(0.51) per diluted share, compared to a net loss of $0.8 million, or ($0.06) per diluted share, for the quarter ended June 30, 2021.

For the nine-months ended June 30, 2022, the Company recorded revenue of $63.4 million compared to revenue of $75.4 million during the prior year period. Net loss for the nine-months ended June 30, 2022 was $14.8 million, or $(1.14) per diluted share, compared to a net loss of $9.0 million, or $(0.67) per diluted share for the prior year period.

Walter R. (“Rick”) Wheeler, President and CEO of the Company said, “Although the three- and nine-month periods ended June 30, 2022, experienced decreases in Oil and Gas Markets segment revenue from prior periods, we are nonetheless pleased that demand for our OBX ocean bottom nodes continued to climb. This led to the highest quarterly figure for rental revenue this fiscal year. Further evidence of this growing OBX demand came in our two recent news announcements of separate OBX rental contracts, valued at $4 million and $12 million. Moreover, the base value of signed OBX rental contracts so far in fiscal year 2022 now exceeds $24 million, compared to $8.2 million in fiscal year 2021. Our discussions and ongoing quoting activities with valued customers give us an increased level of confidence that demand for the OBX will remain strong.”

Wheeler continued, “Another noteworthy highlight of the quarter is the strong performance of our Adjacent Markets segment. Quarterly revenue from this collection of products reached an all-time high in the third quarter, setting a new segment record. Revenue growth in this segment has benefited from growing demand for our U.S.-manufactured water meter cables and connectors, driven by increased domestic infrastructure spending on smart city projects. Our presence in this market is poised to penetrate even deeper with the roll out to customers of our Aquana smart water valves and cloud control software, expected to occur before the end of the fiscal year. Additional factors contributing to solid Adjacent Markets segment revenue include our Exile electronic pre-press solutions. These computer-to-screen printers bring increased automation and time savings to the graphic arts screen print industry, helping these customers reduce labor and increase efficiencies. Our specialty contract manufacturing business is also seeing positive results, where more customers want increased domestic control of their manufacturing.”

“The past two years have been plagued by COVID-19, supply-chain issues, and geopolitical turmoil. While many derivative challenges of these issues remain, we are encouraged by the improved market conditions in both our Oil and Gas and Adjacent Market segments. Continued improvement in each of these divisions should lead to better performance in future quarters as well as overall improved liquidity. In closing, I would like to thank all our hard-working employees, valued clients, and trusted shareholders for their continued support.”

Adjacent Markets Segment

Revenue for the three-month period ending June 30, 2022 was $10.9 million, an increase of 16.7% when compared to the same three-month period of the prior fiscal year. Revenue for the nine-month period ended June 30, 2022 was $28.3 million an increase of 18.6% from the same prior year period. The increase in revenue for both periods is due to higher demand for the Company’s water meter connector and cable products, industrial sensor products, contract manufacturing, thermal imaging equipment and consumable film products. The Adjacent Markets segment contributed 52.9% of the Company’s total revenue for the three-month period ending June 30, 2022.

Oil and Gas Markets Segment

The Oil and Gas Markets segment produced revenue of $9.5 million for the three-months ended June 30, 2022. This compares with revenue of $12.6 million for the same period of the prior fiscal year, a decrease of 24.8%. For the nine-month period ended June 30, 2022, the segment contributed revenue of $34.3 million, a decrease 17.4% from the comparable prior period. The decrease in revenue for both periods is due to lower wireless product sales partially offset by higher utilization of the Company’s OBX rental fleet. The Company’s OBX rental fleet has been experiencing higher levels of quoting activities as well as additional contracts. The Company expects higher levels of utilization of the OBX rental fleet throughout the rest of fiscal year 2022.

Emerging Markets Segment

For the three- and nine-month periods ended June 30, 2022, the Company’s Emerging Market’s segment generated revenue of $0.1 million and $0.6 million respectively. For the similar periods from fiscal year 2021, the Emerging Market’s segment produced revenue of $1.1 million and $10 million, respectively. The decrease in revenue for the three months ended June 30, 2022 was primarily due to lower service revenue.

Balance Sheet and Liquidity

At June 30, 2022, Geospace had $9.1 million in cash, cash equivalents, and short-term investments. Additionally, the Company has additional liquidity from its credit facility with $8.5 million in available borrowing. The Company also owns unencumbered property and real estate in both domestic and international locations. The Company used $6.6 million of cash during the nine-month period ended June 30, 2022. Notable sources of cash included (i) $7.8 million in net proceeds from the sale of short-term investments and (ii) $5.9 million from the sale of used rental equipment. Notable uses of cash included $13.3 million used in operating activities and $4.1 million of investments for additions to the Company’s rental fleet.

Conference Call Information

Geospace Technologies will host a conference call to review its third quarter fiscal year 2022 financial results on August 10, 2022, at 10:00 a.m. Eastern Time (9 a.m. Central Time). Participants can access the call at 866-342-8591 (US) or 203-518-9713 (International). Please reference the conference ID: GEOSQ322 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of the Company’s website at www.geospace.com.

About Geospace Technologies

Geospace principally designs and manufactures seismic instruments and equipment. We market our seismic products to the oil and gas industry to locate, characterize and monitor hydrocarbon-producing reservoirs. We also market our seismic products to other industries for vibration monitoring, border and perimeter security and various geotechnical applications. We design and manufacture other products of a non-seismic nature, including water meter products, imaging equipment, offshore cables, remote shutoff water valves and Internet of Things (IoT) platform and provide contract manufacturing services.

Media Contact: Caroline Kempf, ckempf@geospace.com, 321.341.9305

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “could”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward-looking statements include, statements regarding our expected operating results, the timing, adoption, results and success of our rollout of Aquana smart water valves and cloud based control platform, future demand for Quantum security solutions the adoption and sale of products in various geographic regions, potential tenders for permanent reservoir monitoring (PRM) systems, future demand for OBX systems, the adoption of Quantum’s SADAR® product monitoring of subsurface reservoirs, the completion of new orders for channels of our GCL system, the fulfillment of customer payment obligations, the impact of and the recovery from the impact of the coronavirus (COVID-19) pandemic, our ability to manage changes and the continued health or availability of management personnel, the impact of the current armed conflict between Russia and Ukraine, volatility and direction of oil prices, anticipated levels of capital expenditures and the sources of funding therefor, and our strategy for growth, product development, market position, financial results and the provision of accounting reserves. These forward-looking statements reflect our current judgment about future events and trends based on currently available information. However, there will likely be events in the future that we aren’t able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10-Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels and continued adverse impact of COVID-19, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenue:
Products	$13,463	$17,679	$48,060	$66,005
Rental	7,228	5,404	15,322	9,430

Total revenue	20,691	23,083	63,382	75,435

Cost of revenue:
Products	12,460	12,907	37,310	47,492
Rental	4,580	4,549	13,909	14,744

Total cost of revenue	17,040	17,456	51,219	62,236

Gross profit	3,651	5,627	12,163	13,199
Operating expenses:
Selling, general and administrative	6,373	5,243	18,108	16,075
Research and development	4,108	3,658	14,050	10,943
Change in estimated fair value of contingent consideration	(384)	(795)	(5,042)	(1,713)
Bad debt expense (recovery)	88	(40)	116	(32)

Total operating expenses	10,185	8,066	27,232	25,273

Loss from operations	(6,534)	(2,439)	(15,069)	(12,074)

Other income (expense):
Interest expense	(26)	—	(26)	—
Interest income	402	151	722	1,284
Gain (loss) on investments, net	(4)	1,727	(22)	1,996
Foreign exchange gains (losses), net	(341)	(49)	(230)	64
Other, net	(3)	(8)	(21)	(3)

Total other income, net	28	1,821	423	3,341

Loss before income taxes	(6,506)	(618)	(14,646)	(8,733)
Income tax expense	68	169	170	288

Net loss	$(6,574)	$(787)	$(14,816)	$(9,021)

Loss per common share:
Basic	$(0.51)	$(0.06)	$(1.14)	$(0.67)

Diluted	$(0.51)	$(0.06)	$(1.14)	$(0.67)

Weighted average common shares outstanding:
Basic	13,013,616	13,353,254	12,977,146	13,464,177

Diluted	13,013,616	13,353,254	12,977,146	13,464,177

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	June 30, 2022	September 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$7,468	$14,066
Short-term investments	1,598	9,496
Trade accounts and financing receivables, net	26,400	17,159
Unbilled receivables	—	1,051
Inventories, net	18,868	16,196
Prepaid expenses and other current assets	2,614	2,062

Total current assets	56,948	60,030
Non-current financing receivables	306	2,938
Non-current inventories, net	13,992	18,103
Rental equipment, net	30,910	38,905
Property, plant and equipment, net	27,835	29,983
Operating right-of-use assets	1,011	1,191
Goodwill	5,072	5,072
Other intangible assets, net	5,911	7,250
Other assets	411	457

Total assets	$142,396	$163,929

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$4,163	$6,391
Contingent consideration	168	807
Operating lease liabilities	237	225
Other current liabilities	7,744	7,799

Total current liabilities	12,312	15,222
Non-current contingent consideration	—	5,210
Non-current operating lease liabilities	836	1,009
Non-current other liabilities	16	31

Total liabilities	13,164	21,472

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 20,000,000 shares authorized; 13,861,233 and 13,738,971 shares issued, respectively; and 13,019,241 and 12,969,542 shares outstanding, respectively	139	137
Additional paid-in capital	94,276	92,935
Retained earnings	57,694	72,510
Accumulated other comprehensive loss	(15,377)	(16,320)
Treasury stock, at cost, 841,992 and 769,429 shares, respectively	(7,500)	(6,805)

Total stockholders’ equity	129,232	142,457

Total liabilities and stockholders’ equity	$142,396	$163,929

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	Nine Months Ended
	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net loss	$(14,816)	$(9,021)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax benefit	(12)	(3)
Rental equipment depreciation	10,500	11,332
Property, plant and equipment depreciation	3,112	2,956
Amortization	1,365	1,299
Accretion of discounts on short-term investments	89	45
Stock-based compensation expense	1,342	1,510
Bad debt expense (recovery)	116	(32)
Inventory obsolescence expense	2,310	1,702
Change in estimated fair value of contingent consideration	(5,042)	(1,713)
Gross profit from sale of used rental equipment	(10,801)	(6,546)
(Gain) loss on disposal of property, plant and equipment	(9)	6
Realized loss (gain) on sale of investments, net	22	(1,996)
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivables	1,455	(4,621)
Unbilled receivables	1,051	(1,561)
Inventories	(1,705)	(4,920)
Other assets	(250)	6,756
Accounts payable trade	(2,223)	1,372
Other liabilities	215	(4,080)

Net cash used in operating activities	(13,281)	(7,515)

Cash flows from investing activities:
Purchase of property, plant and equipment	(913)	(2,451)
Proceeds from the sale of property, plant and equipment	9	3
Investment in rental equipment	(4,121)	(1,528)
Proceeds from the sale of used rental equipment	5,929	9,994
Purchases of short-term investments	(450)	(10,844)
Proceeds from the sale of short-term investments	8,224	1,100
Proceeds from sale of investment in debt security	—	2,069

Net cash provided by (used in) investing activities	8,678	(1,657)

Cash flows from financing activities:
Payments on contingent consideration	(807)	—
Debt issuance costs	(211)	—
Purchase of treasury stock	(695)	(3,588)

Net cash used in financing activities	(1,713)	(3,588)

Effect of exchange rate changes on cash	(282)	144

Decrease in cash, cash equivalents and restricted cash	(6,598)	(12,616)
Cash and cash equivalents, beginning of fiscal year	14,066	32,686

Cash, cash equivalents and restricted cash, end of fiscal period	$7,468	$20,070

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$168	$284
Issuance of notes receivable in connection with sale of used rental equipment	11,745	—
Inventory transferred to rental equipment	1,194	3,777
Inventory transferred to property, plant and equipment	172	—

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Oil and Gas Markets segment revenue:
Traditional seismic exploration product revenue	$1,592	$1,950	$3,428	$3,736
Wireless seismic exploration product revenue	7,233	9,628	29,467	36,137
Reservoir product revenue	692	1,071	1,422	1,671

	9,517	12,649	34,317	41,544
Adjacent Markets segment revenue:
Industrial product revenue	7,465	6,451	18,471	15,835
Imaging product revenue	3,473	2,922	9,841	8,033

	10,938	9,373	28,312	23,868
Emerging Markets segment revenue:
Border and perimeter security product revenue	135	1,061	571	10,023

Corporate	101	—	182	—

Total revenue	$20,691	$23,083	$63,382	$75,435

	Three Months Ended		Nine Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating income (loss):
Oil and Gas Markets segment	$(3,695)	$(1,807)	$(6,209)	$(13,258)
Adjacent Markets segment	1,841	1,997	4,341	4,819
Emerging Markets segment	(1,405)	(4)	(3,609)	5,286
Corporate	(3,275)	(2,625)	(9,592)	(8,921)

Total operating loss	$(6,534)	$(2,439)	$(15,069)	$(12,074)